Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Verticalnet, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-30254, No. 333-30408, No. 333-34860, No. 333-109897, No. 333-112498, No. 333-119103, No. 333-121501, No. 333-128348, No. 333-135789, and No. 333-140020), in the registration statement on Form S-4 (No. 333-38170), and in the registration statements on Form S-8 (No. 333-34222, No. 333-46016, No. 333-72143, No. 333-76326, No. 333-89305, and No. 333-112705) of Verticalnet, Inc. and subsidiaries of our report dated April 2, 2007, with respect to the consolidated balance sheets of Verticalnet, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, shareholders’ equity, and comprehensive loss for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Verticalnet, Inc.

Our report dated April 2, 2007 with respect to the consolidated balance sheets of Verticalnet, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statement of operations, cash flows, shareholders’ equity, and comprehensive loss for each of the years in the three-year period ended December 31, 2006 refers to Verticalnet, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 2, 2007